Prospectus Supplement No. 4	Filed Pursuant to Rule 424(b)(3) and (c)
(To Prospectus dated April 15, 2003)	SEC File No. 333-104119

ARADIGM CORPORATION

27,281,687 Shares
Common Stock

     This is a supplement to the prospectus, dated April 15, 2003 forming a part of the Registration Statement on Form S-3 (Registration No. 333-104119) filed by Aradigm Corporation relating to the offering and sale by selling stockholders of Aradigm (or by donees, pledgees, transferees and other successors in interest that receive such shares as a gift, pledge, partnership distribution or other non-sale transfer) of up to 27,281,687 shares of our common stock, which includes 4,016,124 shares of common stock issuable to the selling stockholders upon the exercise of warrants to purchase common stock. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

     The purpose of this prospectus supplement is to supplement the information set forth in the Prospectus, as supplemented by the Prospectus Supplements Nos. 1, 2 and 3, filed with the Securities and Exchange Commission on June 9, 2003, June 20, 2003 and October 8, 2003, respectively, regarding the selling security holders. The table below includes (1) the change in the holdings for NEA Partners 10, Limited Partnership to reflect the distribution of an aggregate of 70,027 shares of our common stock to its partners and (2) for the selling security holders who received shares from NEA Partners 10 in this distribution:

•	their name

•	the shares of common stock beneficially owned as of December 8, 2003

•	the shares of our common stock offered under the Prospectus

•	the shares of our common stock owned after the offering

     All of the information regarding beneficial ownership was furnished to us by the selling security holders. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations under the Exchange Act of 1934.

			Number of
	Shares Owned Prior to		Shares Being	Shares Owned After
	Offering		Offered	Offering

Security Holders	Number (1)	Percent (1)		Number	Percent (1)

NEA Partners 10, Limited Partnership	—	—	—	—	—
New Enterprise Associates VIII, Limited Partnership	10,427	*	10,427	—	—
New Enterprise Associates, LLC	5,552	*	5,552	—	—
P J Barris LLC	4,941	*	4,941	—	—
Mark W. & Mauree Jane Perry, trustees of the Perry
Residential Trust u/a 3/27/99 as amended	4,941	*	4,941	—	—
Peter T. Morris and Linda Gates Morris, Trustees of The Morris Revocable Trust u/a/d 8/3/98	3,489	*	3,489	—	—
The Sandell Family Trust, u/d/t 3/30/01, Scott David Sandell and Jennifer Ayer Sandell, Trustees	3,269	*	3,269	—	—
The Stewart Alsop II Revocable Trust dated 10/8/93, Stewart Alsop II, Trustee	3,229	*	3,229	—	—
Arthur J. Marks	3,020	*	3,020	—	—
M. James Barrett and April Barrett	2,905	*	2,905	—	—
C. Richard Kramlich	2,319	*	2,319	—	—
Turner-McConnell Family Trust, Thomas C. McConnell and Latricia Ann Turner, Trustees uta 8/29/96	2,236	*	2,236	—	—
JMSS Investment LLC	2,156	*	2,156	—	—
Figure Eight LLC	1,809	*	1,809	—	—
Baskett Bell Family Trust u/a dtd 5/31/96	1,452	*	1,452	—	—
Peter T. Morris and Linda Gates Morris, Trustees of The Morris 2000 Children’s Trust	1,452	*	1,452	—	—
Michael G. Raab	1,452	*	1,452	—	—
Ronald H. Kase	1,257	*	1,257	—	—
Sigrid J. Van Bladel	1,235	*	1,235	—	—
Robert T. Coneybeer	1,050	*	1,050	—	—
Charles M. Linehan	945	*	945	—	—

			Number of
	Shares Owned Prior to		Shares Being	Shares Owned After
	Offering		Offered	Offering

Security Holders	Number (1)	Percent (1)		Number	Percent (1)

Harry R. Weller	816	*	816	—	—
Ryan D. Drant	785	*	785	—	—
Nancy L. Dorman Revocable Trust u/a/d 7/15/01	698	*	698	—	—
Louis B. Van Dyck IV	698	*	698	—	—
Irrevocable Trust u/a Frank A. Bonsal, Jr., dated 2/23/93	654	*	654	—	—
Adair Newhall	507	*	507	—	—
Charles Ashton Newhall	507	*	507	—	—
Adair’s Trust u/a/11/15/96, Amy Liebno Newhall, Frank A Bonsal, C. Van Leuven Stewart, Trustees	485	*	485	—	—
Ashton’s Trust u/a/11/15/96, Amy Liebno Newhall, Frank A Bonsal, C.Van Leuven Stewart, Trustees	485	*	485	—	—
Wallace C. Palmer IV	448	*	448	—	—
Cynthia P. Rountree	448	*	448	—	—
Eugene A. Trainor III	436	*	436	—	—
The Richard Squire Kramlich 1998 Irrevocable Trust u/a/d 10/16/98 Richard Squire Kramlich, Trustee	393	*	393	—	—
The Mary Donna Meredith 1998 Irrevocable Trust u/a/d Mary Donna Meredith, Trustee	393	*	393	—	—
The Peter Ward Kramlich 1998 Irrevocable Trust u/a/d Peter Ward Kramlich, Trustee	393	*	393	—	—
The Christina Noelle Kramlich 1998 Irrevocable Trust u/a/d Christina Noelle Kramlich, Trustee	393	*	393	—	—
McConnell Twins Trust, Ronald H. Kase, Trustee, uta dated 11/11/93	372	*	372	—	—
John M. Nehra	292	*	292	—	—
Susan L. Nehra	292	*	292	—	—
Virginia Lauren Kase Trust	232	*	232	—	—
Ryan Harrison Kase Trust	232	*	232	—	—
Barbara R. Trainor	218	*	218	—	—
Cole Whieldon McConnell Trust, Ronald H. Kase, Trustee, uta dated 3/23/95	187	*	187	—	—
Nancy Shamburger	112	*	112	—	—

			Number of
	Shares Owned Prior to		Shares Being	Shares Owned After
	Offering		Offered	Offering

Security Holders	Number (1)	Percent (1)		Number	Percent (1)

Caitlin R. Trainor 1997 Children’s Trust, Lawrence A. Trainor, Trustee	109	*	109	—	—
Grace M. Trainor 1997 Children’s Trust, Lawrence A. Trainor, Trustee	109	*	109	—	—
Curran H. Brooks	102	*	102	—	—
Charles W. Newhall III	51	*	51	—	—
Joyce Iervolino	44	*	44	—	—

*	Less than one percent (1%)

(1)	Percentages are based on 62,751,196 shares of our common stock that were outstanding (on an as-converted to common stock basis) on December 8, 2003.

We may from time to time supplement or amend the Prospectus to reflect the required information concerning any transferee, pledgee, donee or successor to the selling security holders named in the prospectus.

The date of this Prospectus Supplement is December 11, 2003.